Exhibit 5

GRADY & ASSOCIATES

ATTORNEYS & COUNSELORS AT LAW

20220 CENTER RIDGE ROAD, SUITE 300

ROCKY RIVER, OHIO 44116-3501

www.gradyassociates.com

(440) 356-7255

Fax (440) 356-7254

fgrady@gradyassociates.com

October 25, 2013

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Middlefield Banc Corp. in the preparation of Middlefield Banc Corp.’s Registration Statement on Form S-1 being filed with the SEC. The Registration Statement has to do with the proposed offer and sale of up to 196,635 shares of Middlefield Banc Corp.’s common stock, without par value, by the selling stockholder identified in the Registration Statement. For this opinion we have examined such documents, records, and matters of law as we have deemed necessary.

On the basis of the foregoing, we are of the opinion that Middlefield Banc Corp.’s shares of common stock that may be offered and sold in accordance with the Form S-1 Registration Statement have been duly authorized, validly issued, and fully paid, and are nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Grady & Associates